May 13, 2005



To the Holders of Limited Partnership Interests in
Maxus Real Property Investors-Four, L.P.

RE:      COMMISSION FREE OFFER to Purchase Limit

Dear Investor:

     We are offering to buy your limited partnership interests (the "Units") in Maxus Real Property Investors-Four, L.P. (the "Partnership") for cash in the amount of $500 per Unit (less any cash distributions made to you by the Partnership after March 31, 2005 and any transfer fees charged by the Partnership, which it advises us is $75 per transfer). Our offer provides you with an opportunity to sell your Units now, without the costly commissions (typically up to 8% with a minimum of $150-200) usually paid by the seller in secondary market sales.

     Investors should consider the following:

     a) Our offer exceeds the highest prior offer to purchase your Units of which we are aware, after accounting for distributions made since such offer.

     b) The Partnership has recently suspended distributions. Because there are no current distributions, it will probably cost you money each year to hold this investment.

     We are willing to bear the significant risks of ownership until the Partnership's remaining property can be liquidated. After 23 years you may prefer to receive CASH NOW, rather than waiting indefinitely for an uncertain liquidation.

     You may wish to sell your Units for a number of other reasons, including:

     o Elimination of troublesome K-1's, tax filing delays, and further IRS and state tax filing requirements beyond the 2005 tax year.

     o    Liquidity now. The Partnership was formed over 23 years ago.

     o Elimination of large annual fees (usually $50-$70) for IRA or other pension plan investors.

     o Elimination of significant annual accounting fees (often over $100) to include K-1 information in tax returns.

     o Elimination of illiquid partnership investments. If you want to keep an investment in real estate you can reinvest in public REIT's that offer both regular distributions and liquidity.
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     We  are  an   investment   company   which  buys  units  in   hundreds   of
under-performing   limited   partnerships   and  are  not  affiliated  with  the
Partnership  or the general  partner.  To date,  Everest has purchased over $100
million  of  limited   partnership  units  from  over  40,000  limited  partners
nationwide in over 400 limited partnerships. This has made Everest a leading and reliable choice for limited partnership investors seeking a time-efficient and cost-efficient liquidity option, which generally does not otherwise exist.

     Our offer is limited to only 148 (1.3%) of the 11,240 outstanding Units.

     We will accept for purchase properly documented Units on a "first-received, first-buy" basis. You will be paid promptly following confirmation by the Partnership of a valid transfer. We suggest that you contact your tax advisor to determine your particular tax consequences from a sale. All tender of Units will be irrevocable and may not be rescinded or withdrawn. We are seeking to acquire Units for investment purposes only and not to control the Partnership.

     An Agreement of Transfer is enclosed which you can use to accept our offer. Please execute this document and return it in the enclosed envelope. We urge you to also review the enclosed Transfer Instructions and Disclosure Supplement before tendering. We encourage you to act immediately if you are interested in accepting our offer, since only a limited number of Units will be purchased.

               Our offer will expire at 5:00 pm on June 17, 2005.

     Please call us at (800) 611-4613 if you have any questions.

                                                      Very truly yours,


                                                      Everest Properties II, LLC